Exhibit 99.4

IA GLOBAL, INC.

MERGER AND ACQUISITION

COMMITTEE CHARTER

LAST REVIEWED AND ACCEPTED ON

June 8, 2008

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IA GLOBAL, INC.

MERGER AND ACQUISITION COMMITTEE CHARTER

1.0 PURPOSE

The Merger and Acquisition Committee (the “Committee”) is appointed by IA Global, Inc.’s (the “Company”) Board of Directors (the “Board”) in order to:

•	Review and recommend proposed acquisitions and divestitures to the Board; and

•	Assist with post acquisition integration and business development opportunities.

This Committee shall have only an advisory role and shall have no voting power and no power otherwise to control or direct the management or policies of the Corporation.

2.0 COMMITTEE MEMBERSHIP

Committee members are appointed by the Board and may be replaced by the Board. The Committee shall consist of at least three members. The Board shall select one member of the Committee as its Chairperson.

3.0 MEETINGS

The Committee shall meet at least once every calendar quarter, or more frequently if circumstances dictate.

4.0 RESPONSIBILITIES AND PROCESSES

The Committee shall have available to it such outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to retain independent legal or other advisors.

The Committee is charged with the following responsibilities:

4.1 Reviewing and recommending acquisitions and divestitures to the Board;

4.2 Reviewing, negotiating and recommending the relevant terms for each acquisition or divestitures to the Board;

4.3 Completing due diligence on proposed acquisitions;

4.4 A minimum of a two person consent on each proposed acquisition or divestiture;

4.5 Assist with post acquisition integration and business development opportunities;

4.6 Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation and By-Laws and applicable law, as the Committee deems appropriate or as requested by the Board; and

4.7 The Committee or its Chairperson shall periodically report to the Board on the significant results of the foregoing activities.

OTHER

In fulfilling his or her responsibility, each member of the Committee is entitled to rely in good faith upon the Company’s records and upon information, opinions, reports or statements presented by any of the Company’s officers or employees, or by any other person as to matters the member reasonably believes are within such other persons professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. Each member of the Committee also may rely in good faith upon actions taken by other committees of the Board as committed to such committees under the resolutions and other directives of the Board.

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Most recently presented and reviewed by full Board of Directors on June 8, 2008.

Confirmed by Merger and Acquisition Committee Members:

Masazumi Ishii	/s/ Masazumi Ishii
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(Co-Chairman, Merger and Acquisition Committee)

Hideki Anan	/s/ Hideki Anan
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Eric La Cara	/s/ Eric La Cara
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Brian Nelson	/s/ Brian Nelson
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Derek Schneideman	/s/ Derek Schneideman
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Mark Scott	/s/ Mark Scott
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Mae Towada	/s/ Mae Towada
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